FOR IMMEDIATE RELEASE

Investor and Press Contacts:

Brian K. Finneran

President

Lance P. Burke

Chief Financial Officer

(516) 548-8500

HANOVER BANCORP, INC. ANNOUNCES $0.10 PER SHARE

QUARTERLY CASH DIVIDEND

Mineola, NY – June 1, 2022 – Hanover Bancorp, Inc. (NASDAQ “HNVR”), the holding company for Hanover Community Bank (“the Bank”), today announced that its Board of Directors had declared a quarterly cash dividend of $0.10 per share payable June 28, 2022 to shareholders of record as of June 21, 2022.

Mr. Michael P. Puorro, Chairman and CEO, stated: “Our Board initiated our cash dividend in the first calendar quarter of this year and we are pleased to provide our shareholders with a cash return on their investment in the Company.”

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Company by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.